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                                                                    EXHIBIT 99.1

                                                                            NEWS

APACHE CORPORATION LOGO

                                                         2000 Post Oak Boulevard
                                                                       Suite 100
                                                       Houston, Texas 77056-4400
                                                                  (713) 296-6000

CONTACTS:

(EXXONMOBIL):       BOB DAVIS         (713/656-7544)

(APACHE MEDIA):     TONY LENTINI      (713/296-6227)
(APACHE INVESTOR):  ROBERT DYE        (713/296-6662)

(WEB SITE): WWW.APACHECORP.COM

                                              FOR RELEASE AT 7 A.M. CENTRAL TIME

                    EXXONMOBIL AND APACHE ANNOUNCE AGREEMENT
         TO OPTIMIZE EXPLORATION AND DEVELOPMENT IN WEST TEXAS, WESTERN
                      CANADA, LOUISIANA AND GULF OF MEXICO

         HOUSTON, May, 24, 2004--ExxonMobil Corporation (NYSE: XOM) and Apache Corporation (NYSE, NASDAQ: APA) today announced a program that will capitalize on the respective strengths and assets of both companies to optimize hydrocarbon exploration and development in the United States and Canada. The agreement provides for transfers and joint venture activity across a broad range of prospective and mature properties in West Texas, Western Canada, onshore Louisiana and the Gulf of Mexico Continental Shelf, and is expected to increase the realized value of the portfolio for both companies. Apache's participation in this agreement will include a cash payment of $385 million. The parties will now work together to close the various transactions with more definitive agreements.

         ExxonMobil agreed to transfer its interests in 28 mature producing oil and gas fields in West Texas and New Mexico with current gross production of about 10,000 oil-equivalent barrels per day and will retain a revenue interest indexed to oil price through 2009. ExxonMobil will retain a 50 percent working interest in all properties beneath the currently producing intervals.

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EXXONMOBIL-APACHE AGREEMENT--ADD 1

         In the Western Canadian Province of Alberta, ExxonMobil's subsidiary, ExxonMobil Canada Energy will farm out its interest in approximately 300,000 acres of undeveloped property interests in mature areas to Apache Canada Ltd. Apache will drill and operate more than 250 wells over an initial two-year period with upside for further drilling. ExxonMobil Canada will retain a 37 1/2 percent lessor royalty on fee lands and 35 percent of its working interest on ExxonMobil leasehold as to any production resulting from the drilling program.

         Regarding onshore Louisiana and Gulf of Mexico shelf acreage, the parties jointly will explore for deep gas on more than 800,000 acres of high-potential Apache onshore and offshore properties for an initial period of five years, with provisions for extension. In order to expedite exploration, the agreement provides flexibility on participation and operatorship. ExxonMobil will operate high-cost, deep-gas prospects that rely on state-of-the-art technology and Apache may pursue and operate shallower prospects whether ExxonMobil chooses to participate or not.

         "We look forward to implementing this agreement with Apache Corporation, which covers such a broad portfolio of opportunities for our two companies," said Harry J. Longwell, ExxonMobil Director and Executive Vice President. "This allows us to create more shareholder value from mature producing properties and large undeveloped acreage positions, and gives us access to new deep gas prospects in Louisiana both on and offshore. It has been a pleasure to work together to determine how best to take advantage of the relative strengths and assets of both parties to greatly increase both the near-term and long-term value of what we held separately."

         "We are pleased to have the opportunity to consummate such a far-reaching, value-added transaction with ExxonMobil," said G. Steven Farris, Apache's president, chief executive officer and chief operating officer. "The work necessary to put this transaction together took several months during which time ExxonMobil's people, at every level, were a pleasure to work with. It is apparent why ExxonMobil is the largest and most respected energy company in the world, and we look forward to working with them in our expanded relationship to add value for our respective shareholders."

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EXXONMOBIL-APACHE AGREEMENT--ADD 2

         Exploration agreements for North American acreage would add to ExxonMobil's industry leading portfolio, the largest in terms of proved reserves and production. North American Operations contributed approximately 36 percent of ExxonMobil's 2003 worldwide production on an oil-equivalent basis and 37 percent of its Upstream earnings. With interests in more than 40 producing Gulf of Mexico fields, development projects under way, participation in high-potential discoveries and a strong inventory of prospects, ExxonMobil is well positioned for future growth. The company also holds interests in approximately 600 exploration blocks throughout the Gulf of Mexico encompassing more than 3.4 million gross and 2.8 million net acres.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, the United Kingdom North Sea, Egypt and Western Australia. For Apache, the agreement adds production in the Permian Basin, which is one of the company's core areas, and provides access to a significant new acreage position in Canada as well as a world-class partner for deep gas exploration in South Louisiana and the Gulf of Mexico.

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         This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the successful negotiation, approval, and execution of definitive agreements, the availability of needed personnel and equipment for the future exploration and development, fluctuations in oil and gas prices, and general economic conditions.